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Pricing Supplement Dated September 26, 1997                                            Rule 424 (b) (3)
(To Prospectus dated June 5, 1997 and                                                  File No. 333-27715
 Prospectus Supplement dated September 5, 1997)

                                       PHH CORPORATION
                                      MEDIUM-TERM NOTES

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Principal Amount:              $50,000,000                    Trade date:          September 26, 1997
Currency or Currency  Unit:    US Dollars                     Original Issue Date: October 3, 1997
Issue Price:                   100%                           Agent's Discount or Commission: 0.00%
Net Proceeds to Issuer:        $50,000,000                    Agent (s): Credit Suisse First Boston Corporation
Maturity Date:                 November 3, 1998               CUSIP Number:    69332H ES 1
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Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [ ]  Commercial Paper Rate       [ ]  CD Rate    [ ]  Federal Funds Effective Rate
                           [X]  LIBOR      [ ]  Treasury Rate       [ ] Prime Rate   [ ]  Other
                                ( ) Reuters Page: __________                              (see attached)

                                (X) Telerate Page: 3750

Spread:                    minus .06%

Initial Interest Rate:     To be determined October 1, 1997

Interest Reset Dates:      Monthly, on the 3rd of each month commencing November 3, 1997 or next good business day.

Interest Determination Date: Two London Banking Days prior to Interest Reset Date.

Interest Payment Dates:    Monthly, on the 3rd of each month commencing November 3, 1997 or next good business day.

Index Maturity:            Monthly

Day Count Convention:      [X]  Actual/360               [ ]  Actual/Actual               [ ]  30/360

Option to Receive Payments in Specified Currency:    [ ]  Yes                 [ ]  No

Redemption:

         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.

     Initial Redemption Date:
     Initial Redemption Price: __________%
     Annual Redemption Price Reduction: __________% until Redemption Price is 100% of the Principal Amount.

Repayment:

         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.

     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:

         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

         [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of __________%
             of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of __________% of Principal
         Amount.

Other Terms
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